Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.354% FIXED RATE/FLOATING RATE SENIOR NOTES DUE DECEMBER 2, 2028	Rule 457(o) and 457(r)	$1,000,000,000	100%	$1,000,000,000	.00011020	$110,200

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,000,000,000		$110,200

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$110,200

(1)	The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $1,000,000,000.